Exhibit (a)(vii)

                    FORM OF E-MAIL CONFIRMATION OF RECEIPT OF
                        NOTICE TO WITHDRAW FROM THE OFFER

      This e-mail confirms our receipt of your Notice to Withdraw from the Offer pursuant to our Offer to Exchange Certain Outstanding Options for New Options dated October 23, 2002 (the "Offer"), and nullifying your previously submitted Election Form.

      Please note that the Notice to Withdraw from the Offer completely withdraws you from the Offer and cannot be used to make changes to your previously submitted Election Form. Please submit a new Election Form if you would like to change your election with respect to a particular option.

      In addition, you may change your mind and re-accept the Offer by completing and delivering a new Election Form per the procedures set forth in the Offer prior to 5:00 p.m., Pacific Time, on November 21, 2002.

      If you have questions regarding this confirmation, contact:

            The 3DO Company
            Human Resources Department
            Attention: Gina Caruso
            200 Cardinal Way
            Redwood City, CA 94063
            Ph:  (650) 385-2654
            Fax: (650) 385-3120